ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           NORTHLAND CRANBERRIES, INC.

                                       AND

                              CLIFFSTAR CORPORATION





                                 January 5, 2000

                            ASSET PURCHASE AGREEMENT


                                TABLE OF CONTENTS

                                                                            Page



 1.   PURCHASE AND SALE OF ASSETS..............................................1
      1.1.   Assets to be Transferred..........................................1
      1.2.   Excluded Assets...................................................3

 2.   ASSUMPTION OF LIABILITIES................................................4
      2.1.   Liabilities to be Assumed.........................................4
      2.2.   Liabilities Not to be Assumed.....................................5

 3.   PURCHASE PRICE -PAYMENT.................................................6
      3.1.   Purchase Price...................................................6
      3.2.   Payment of Purchase Price........................................6
      3.3.   Determination of Earnout Amount..................................8
      3.4.   Option to Terminate Earnout Period..............................13
      3.5.   Inventory Purchase Price; Concentrate Purchase Price............14
      3.6.   Covenants of Cliffstar During Earnout Period....................15
      3.7.   Allocation of Purchase Price....................................17

 4.   REPRESENTATIONS AND WARRANTIES OF NORTHLAND............................18
      4.1.   Corporate.......................................................18
      4.2.   Authority.......................................................18
      4.3.   No Violation....................................................18
      4.4.   Financial Information...........................................19
      4.5.   Inventory.......................................................19
      4.6.   Litigation......................................................19
      4.7.   Title to Properties.............................................20
      4.8.   Contracts and Commitments.......................................20
      4.9.   Private Label Intangibles.......................................20
      4.10.  Major Customers and Suppliers...................................21
      4.11.  Product Warranty and Product Liability..........................21
      4.12.  No Brokers or Finders...........................................21
      4.13.  No Material Adverse Change......................................21
      4.14.  Compliance with Law.............................................22
      4.15.  Disclosure......................................................22

 5.   REPRESENTATIONS AND WARRANTIES OF CLIFFSTAR............................22
      5.1.   Corporate.......................................................22
      5.2.   Authority.......................................................22

      5.3.   No Brokers or Finders...........................................23
      5.4.   No Violation....................................................23
      5.5.   Financial Statements............................................23
      5.6.   Disclosure......................................................23

 6.   OTHER MATTERS..........................................................24
      6.1.   Noncompetition Agreement........................................24
      6.2.   Confidential Information........................................24
      6.3.   HSR Act Filings.................................................24
      6.4.   Product Liability Matters.......................................24
      6.5.   Use of Minot's Name.............................................25
      6.6.   Waiver of Bulk Sales Compliance.................................25
      6.7.   Cranberry Purchase and Supply Agreement.........................25
      6.8.   [Intentionally Left Blank]......................................25
      6.9.   Trademark License Agreement.....................................25
      6.10.  Co-Packing Agreement............................................25
      6.11.  Cranberry Sauce Purchase Agreement..............................25
      6.12.  Opening Inventory...............................................26

 7.   FURTHER COVENANTS OF NORTHLAND.........................................26
      7.1.   Access to Information and Records...............................26
      7.2.   Conduct of Business Pending the Closing.........................26
      7.3.   Consents........................................................27
      7.4.   Other Action....................................................27
      7.5.   Disclosure......................................................27

 8.   CONDITIONS PRECEDENT TO CLIFFSTAR'S OBLIGATIONS........................27
      8.1.   Representations and Warranties True on the Closing Date.........28
      8.2.   Compliance With Agreement.......................................28
      8.3.   Absence of Litigation...........................................28
      8.4.   Consents and Approvals..........................................28
      8.5.   Hart-Scott-Rodino Waiting Period................................28

 9.   CONDITIONS PRECEDENT TO NORTHLAND'S OBLIGATIONS........................28
      9.1.   Representations and Warranties True on the Closing Date.........28
      9.2.   Compliance With Agreement.......................................29
      9.3.   Absence of Litigation...........................................29
      9.4.   Hart-Scott-Rodino Waiting Period................................29

10.   INDEMNIFICATION........................................................29
      10.1.  By Northland....................................................29
      10.2.  By Cliffstar....................................................30
      10.3.  Indemnification of Third-Party Claims...........................30
      10.4.  Payment.........................................................31
      10.5.  Limitations on Indemnification..................................32
      10.6.  No Waiver.......................................................32

11.   CLOSING................................................................32
      11.1.  Documents to be Delivered by Northland..........................32
      11.2.  Documents to be Delivered by Cliffstar..........................34

12.   TERMINATION............................................................35
      12.1.  Right of Termination Without Breach.............................35
      12.2.  Termination for Breach..........................................35

13.   RESOLUTION OF DISPUTES.................................................36
      13.1.  Arbitration.....................................................36
      13.2.  Arbitrators.....................................................37
      13.3.  Procedures; No Appeal...........................................37
      13.4.  Authority.......................................................37
      13.5.  Entry of Judgment...............................................37
      13.6.  Confidentiality.................................................37
      13.7.  Continued Performance...........................................37
      13.8.  Tolling.........................................................38

14.   MISCELLANEOUS..........................................................38
      14.1.  Disclosure Schedule.............................................38
      14.2.  Further Assurance...............................................38
      14.3.  Disclosures and Announcements...................................38
      14.4.  Assignment; Parties in Interest.................................38
      14.5.  Law Governing Agreement.........................................39
      14.6.  Amendment and Modification......................................39
      14.7.  Notice..........................................................39
      14.8.  Expenses........................................................40
      14.9.  Entire Agreement................................................41
      14.10. Counterparts....................................................41
      14.11. Headings........................................................41
      14.12. Jointly Drafted.................................................41
      14.13. Glossary of Terms...............................................41


Exhibits
--------

Exhibit A      -    Promissory Note
Exhibit B      -    Noncompetition Agreement
Exhibit C      -    Cranberry Purchase and Supply Agreement
Exhibit D      -    Trademark License Agreement
Exhibit E      -    Co-Packing Agreement

Disclosure Schedule
-------------------

Schedule 1.1.(b)    -   Trademarks
Schedule 1.2.(n)    -   Contracts
Schedule 2.1.(b)    -   Promotions
Schedule 2.2.(a)    -   Contracts
Schedule 3.7        -   Purchase Price Allocation
Schedule 4.1.(c)    -   Foreign Corporation Qualification
Schedule 4.3        -   Violation, Conflict, Default
Schedule 4.4        -   Financial Information
Schedule 4.6        -   Litigation
Schedule 4.7        -   Liens to be Released at Closing
Schedule 4.8        -   Contracts
Schedule 4.9        -   Private Label Intangibles
Schedule 4.10.(a)   -   Major Customers
Schedule 4.10.(b)   -   Major Suppliers
Schedule 4.11       -   Product Warranty, Warranty Expense and Liability Claims
Schedule 5.4        -   Violation, Conflict Default

                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT (this "Agreement") dated January 5, 2000, by and between CLIFFSTAR CORPORATION, a Delaware corporation ("Cliffstar"), and NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Northland").

                                    RECITALS

          A. As part of the business conducted by Northland, Northland manufactures, packages, distributes and sells to customers in the grocery, convenience store, mass-merchandising and institutional business in the United States, Puerto Rico, Canada, and Mexico who sell to consumers under the "Minot" brand name and such customers' private labels ("Private Label Customers"), (i) shelf-stable cranberry-juice cocktails, blended cranberry juices, blended cranberry drinks, (ii) apple juice and cider products, and (iii) other
shelf-stable  juices  and  drinks   (collectively,   the  "Private  Label  Juice
Business").

          B. Among the other businesses conducted by Northland, Northland also (i) manufactures, packages, distributes and sells, under the "Minot" brand name and customers' private labels, cranberry-based products, non-shelf stable juice products, frozen concentrates and cranberry and cranberry blend sauces (the "Non-Juice Private Label Business"), (ii) manufactures, packages, distributes and sells under the Northland, Seneca, Meadow Valley, Awake, Tree-Sweet, Orange Plus, Ruby Red and Poncho Plus brand names, and to customers who resell under their own brand or trade name to customers for sale to consumers (a) cranberry-based products, cranberry sauces, blended-cranberry juices, cranberry juice cocktails and blended cranberry drinks, (b) apple juice and cider and (c) other shelf-stable juices and drinks (the "Branded Business") and (iii) is engaged in the co-packing of such products for other branded producers (the "Co-Packing Business").

          C. Northland also conducts a private label shelf-stable juice business in countries other than the United States, Puerto Rico, Canada and Mexico and may continue and expand such business (the "Non-North American Private Label Business").

          D. Cliffstar desires to purchase from Northland and Northland desires to sell to Cliffstar the "Purchased Assets" (as defined in Section 1.1 below) of Northland relating to the Private Label Juice Business.

                  NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

     1.   PURCHASE AND SALE OF ASSETS

          1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Northland shall sell, transfer, convey, assign, and deliver to Cliffstar, and Cliffstar shall purchase and accept the following (the "Purchased Assets"):

               1.1.(a) Inventory.

                       (i) All finished goods inventories of Northland as of the Closing Date bearing any of the Trademarks (as hereinafter defined) or relating to customers of the Private Label Juice Business (the "Finished Goods Inventory");

                       (ii) All work-in-process inventory of Northland relating to the Trademarks or customers of the Private Label Juice Business (other than cranberry juice or cranberry juice concentrates) (the "Work-In-Process Inventory");

                       (iii) The raw materials inventories of Northland relating to the Trademarks or customers of the Private Label Juice Business that consist of labels and ingredients that are usable in the Private Label Juice Business (other than cranberry juice or cranberry juice concentrates, except to the extent provided in subsection (iv) below) (the "Raw Materials Inventory"), and excluding any packing or shipping supplies and any raw materials inventory of Northland relating to the Non-Juice Private Label Business, the Branded Business or the Co-Packing Business (the Finished Goods Inventory, the Work-In-Process Inventory and the Raw Materials Inventory are sometimes collectively referred to as the "Inventory").

                       (iv) 150,000 gallons of cranberry juice concentrate (the "Purchased Concentrate").

               1.1.(b) Trademarks and Goodwill. The trademarks for the marks identified on Schedule 1.1.(b), subject to the license of such marks to Northland for use in connection with the sale of non-juice cranberry products and cranberry sauce as described in Section 6.9 below (the "Trademarks"), and the goodwill of the Private Label Juice Business (such Trademarks and goodwill are hereinafter referred to as the "Private Label Intangibles").

               1.1.(c) Contracts and Purchase and Sale Orders. The contracts (including all purchase, sale and exchange orders and agreements) relating to the sale of Private Label Juice Business products and to the purchase of Raw Materials Inventory solely in connection with the Private Label Juice Business (the "Contracts").

provided, however, that in no event shall "Purchased Assets" include any of the Excluded Assets.

          If, at the Closing, any of the Purchased Assets shall be non-assignable or non-transferable to Cliffstar without the consent of some other person, and such consent is not obtained, and in the event Closing occurs despite such failure of assignability, transferability or consent, such Purchased Asset shall be retained by Northland, and Northland shall use its best efforts to make the use and benefit of such Purchased Asset available to Cliffstar to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist.

          1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, and whether or not such assets relate to the Purchased Assets or Private Label Juice Business, Northland shall not sell, transfer, assign, convey or deliver to Cliffstar, and Cliffstar will not purchase or accept the following assets of Northland (collectively the "Excluded Assets"):

               1.2.(a) Cash and Cash Equivalents. All cash and cash equivalents.

               1.2.(b) Consideration. The consideration delivered by Cliffstar to Northland pursuant to this Agreement.

               1.2.(c) Accounts Receivable. All accounts receivable (including customer accounts receivable relating to the Private Label Juice Business) outstanding as of the Closing Date (including accounts receivable for any Private Label Juice Business products shipped prior to the Closing but not invoiced) and any other trade rights to receive payments as of the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered on or prior to the Closing Date, and the full benefit of all securities of such accounts or debts.

               1.2.(d) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records.

               1.2.(e) Refunds, Deposits. All refunds, deposits, prepayments or prepaid expenses.

               1.2.(f) Insurance Policies. All insurance policies, programs, reserves and related bonds of any nature covering the Private Label Juice Business prior to Closing.

               1.2.(g) Claims. All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the Private Label Juice Business or products delivered by Northland on or prior to the Closing Date.

               1.2.(h) Registrations. All franchise tax registrations and sales and use permits of Northland.

               1.2.(i) Advertising Time. All advertising time and advertising space, including free standing inserts, booked prior to Closing for periods after the Closing Date.

               1.2.(j) Tangible Property. All real and tangible personal property of Northland (other than the Inventory described in Section 1.1.(a) above), including all owned and leased real property and all machinery, equipment, vehicles, supplies, parts, repair parts and other tangible assets of Northland.

               1.2.(k) Inventories. All inventories of Northland (other than the Inventory described in Section 1.1.(a) above), including all inventories of non-blended cranberry juice, raw or frozen cranberries and cranberry concentrates, all inventories of bottles and caps, all inventories of raw materials, work-in-process finished goods relating to the Branded Juice Business, Non-Juice Private Label Business or Co-Packing Business of Northland and packaging and shipping supplies and materials not relating specifically to or held for use exclusively in the Private Label Juice Business.

               1.2.(l) Customer Lists, Business Records. All tax and sales records, invoices, forms, designs, customer lists, customer credit information, product specifications and technical data of Northland, whether or not relating to the Purchased Assets.

               1.2.(m) Trademarks and Goodwill. All of Northland's trademarks, trade rights, copyrights, trade secrets, goodwill and other intangible assets (other than the Trademarks and goodwill described in Section 1.1.(b)), including without limitation, those rights associated with the Non-Domestic Private Label Business.

               1.2.(n) Contracts. Any contracts relating to the purchase of Raw Materials that do not relate solely to the purchase of Raw Materials used in the Private Label Juice Business and the contracts listed and described on Schedule 1.2.(n).

     2.   ASSUMPTION OF LIABILITIES

          2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Cliffstar shall assume and agree to perform and discharge the following, and only the following, Liabilities of Northland (collectively the "Assumed Liabilities"):

               2.1.(a) Contractual Liabilities. Northland's Liabilities arising from and after the Closing Date under and pursuant to the following
          Contracts:

                       (i)    All Contracts described in either of Sections 1.1.
               (c) or 4.8;

                       (ii) Every Contract entered into by Northland in the ordinary course of the Private Label Juice Business which does not involve consideration or other expenditure by Northland payable or performable on or after the Closing Date in excess of $10,000 or performance over a period of more than three months.

          The Contracts described in subsections 2.1.(a)(i) and (ii) above are hereinafter collectively described as the "Assumed Contracts."

               2.1.(b) Promotions. All Northland's Liabilities related to agreements, policies and programs involving coupons, trade allowances and promotions relating to the Private Label Juice Business and entered into in the ordinary course of business, to the extent set forth in Schedule 2.1(b).

          2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Cliffstar is not assuming any Liabilities of Northland and all such Liabilities shall be and remain the responsibility of Northland. Notwithstanding the provisions of Section 2.1, Cliffstar is not assuming and Northland shall not be deemed to have transferred to Cliffstar the following Liabilities of Northland notwithstanding the fact that such Liabilities are or may be associated with the Private Label Juice Business:

               2.2.(a) Certain Contracts. The Liabilities of Northland under and pursuant to the contracts and leases described in Section 1.2.(n).

               2.2.(b) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Cliffstar and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

               2.2.(c) Other Taxes. Any Liability of Northland for Federal income or excise taxes and any other federal, state or local income, profit, franchise, excise, bottler's or other taxes (and any penalties or interest due on account thereof).

               2.2.(d) Insured  Claims.  Any  Liability  of   Northland  insured
          against, to the extent such Liability is or will be paid by an insurer.

               2.2.(e) Product Liability. Any Liability of Northland arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date (including any Liability of Northland for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), whether asserted before or after the Closing Date.

               2.2.(f) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in Schedule 4.6.

               2.2.(g) Infringements.   Any  Liability  to  a  third  party  for
          infringement of such third party's Trade Rights.

               2.2.(h) Transaction   Expenses.   All   Liabilities  incurred  by
          Northland in connection with this Agreement and the transactions contemplated herein.

               2.2.(i) Liability For Breach. Liabilities of Northland for any breach or failure to perform any of Northland's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

               2.2.(j) Accounts  Payable.   All  accounts   and  other  payables
          outstanding as of the Closing Date.

               2.2.(k) Violation of Laws or Orders. Liabilities of Northland for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

     3.   PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities,
     (ii) $28,000,000 ("Base Purchase Price"), (iii) the Earnout Amount as defined in Section 3.3 below, (iv) the Inventory Purchase Price as defined in Section 3.5.(a) below and (v) the Concentrate Purchase Price as defined in Section 3.5(c) below.

          3.2. Payment of Purchase Price. The Purchase Price shall be paid by Cliffstar as follows:

               3.2.(a) Assumption of Liabilities. At the Closing, Cliffstar shall deliver to Northland such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b) Cliffstar's Promissory Note. At the Closing, Cliffstar shall deliver to Northland Cliffstar's unsecured promissory note in the principal amount of $28,000,000 upon the terms and in substantially the form of the Promissory Note attached hereto as Exhibit A.

               3.2.(c) Payment of Earnout Amount. Within 10 business days after the final determination of the Annual Earnout Amount pursuant to
          Section 3.3.(c) below, Cliffstar shall pay to Northland (in addition to any principal payments payable on the Promissory Note during such Earnout Year) an amount equal to the greater of (i) the Minimum Annual Earnout Amount for such Earnout Year or (ii) the Annual Earnout Amount reduced by principal payments made to Northland on the Promissory Note due during such Earnout Year. Earnout Amount payments with respect to an Earnout Year in excess of the sum of the Minimum Earnout Amount and principal payments on the Promissory Note for each Earnout Year during the Earnout Period will be credited against future principal payments due on the Promissory Note in inverse order of maturity as provided in the Promissory Note. In the event of a prepayment on the Promissory Note by Cliffstar, other than a prepayment in payment of the Annual Earnout Amount pursuant to this subsection, the amount prepaid shall continue to be used in the amounts, and at the times of, the originally scheduled remaining installments in determining the payment of the Annual Earnout Amount above, but only to the extent such prepayment has not already been offset against the current or any prior years' Annual Earnout Amount payments. All payments of the Earnout Amount shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions provided by Northland at least two business days in advance of the date of payment. In the event that the Earnout Amount for an Earnout Year is subsequently adjusted in accordance with Section 3.3.(c)(iii) hereof, the additional amounts, if any, payable by Cliffstar pursuant to this
          Section 3.2.(c) shall be made by wire transfer to Northland's account within five business days of resolution of the Earnout Amount pursuant to Section 3.3.(c)(iii).

               3.2.(d) Payment  of  Inventory  Purchase  Price.   The  Inventory
          Purchase Price shall be paid as follows:

                       (i) Interim Inventory Amount. At the Closing, Cliffstar shall deliver to Northland, by wire transfer of immediately available funds (in accordance with appropriate wire transfer instructions previously delivered by Northland to Cliffstar), an amount equal to the Inventory Purchase Price as shown on the books of Northland as of the Effective Time. Such amount (the "Interim Inventory Amount") shall be mutually agreed to by the parties on or before the Closing Date; and

                       (ii) Final Inventory Amount. Within five business days after the final determination of the Inventory Purchase Price pursuant to Section 3.5.(b) below:

                              (A) if the Final Inventory Amount exceeds the Interim Inventory Amount, then Cliffstar shall pay to Northland by wire transfer of immediately available funds (in accordance with appropriate wire transfer instructions previously delivered by Northland to Cliffstar) the amount of such excess, and

                              (B)  if the Interim Inventory  Amount  exceeds the
                       Final Inventory Amount, then Northland shall pay to Cliffstar by wire transfer of immediately available funds the amount of such excess.

          3.3. Determination of Earnout Amount.

               3.3.(a) Certain Definitions. For purposes of determining the Annual Earnout Amount (as defined in Section 3.3.(c) below) and this Agreement, the following definitions shall apply:

                       (i) Case. "Case" shall mean the industry standard number of bottles or cans packed for retail delivery of a particular size of bottle or can from time to time. For example, one Case will currently equal four 128 oz. bottles, eight 64 oz. bottles, twelve 32 oz. bottles, and twenty-four 16 oz. or 10 oz. bottles or 12 oz. cans.

                       (ii) Cranberry Juice Products. "Cranberry Juice Products" shall mean cranberry juice and cranberry juice cocktail and drinks and blended cranberry juice and blended cranberry juice cocktail and drinks containing any amount of cranberry juice.

                       (iii) Cranberry Profits. For each Earnout Year, "Cranberry Profits" shall mean the Net Revenues of Cliffstar from the sales of Cranberry Juice Products less the Total Costs incurred by Cliffstar (as defined in subparagraph (x) below).

                       (iv) Earnout Amount. The "Earnout Amount" shall be the sum of the Annual Earnout Amounts for each Earnout Year during the Earnout Period, provided that if the option to terminate the Earnout Period pursuant to Section 3.4 hereof is exercised by Cliffstar, the Earnout Amount shall be deemed to be $50,000,000.

                       (v) Earnout Period. Unless earlier terminated as provided in Section 3.4 below, the Earnout Period shall be a six-year period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date.

                       (vi) Earnout Year. An Earnout Year shall be a period corresponding with Cliffstar's fiscal year, provided that (A) the first Earnout Year shall be a short period commencing on the Closing Date and ending on December 30, 2000 and (B) the last Earnout Year shall be a short period commencing January 1, 2006 and ending on the sixth anniversary of the Closing Date. The parties hereto acknowledge that Cliffstar follows an accounting convention which provides for interim financial statements of "5 weeks, 4 weeks and 4 weeks" and a fiscal year ending on the Saturday closest to the end of each calendar year.

               Any reference to monthly accounting statements or fiscal year end shall be read in the context of such convention.

                       (vii) Minimum Annual Earnout Amount. The Minimum Annual Earnout Amount for each Earnout Year shall be as follows:

                              Earnout Year                Minimum Annual
                                                          Earnout Amount
                                   1                           $ 416,667
                                   2                             500,000
                                   3                             708,333
                                   4                             958,333
                                   5                           1,000,000
                                   6                           1,208,333
                                   7                             208,333
                                              --                 -------
                                                              $5,000,000

                              (Numbers assume a February 29, 2000 Closing Date)

               provided, that any Annual Earnout Amounts paid by Cliffstar to Northland following the repayment of the Promissory Note in its entirety (and in excess of the Minimum Annual Earnout Amount for the Earnout Year to which such payment relates) shall be credited against the Minimum Earnout Amount and shall reduce the Minimum Annual Earnout Amounts for the remaining Earnout Years in inverse order starting with Earnout Year Six.

                       (viii) Minimum Earnout Amount. The Minimum Earnout Amount
               to be paid by Cliffstar to Northland for all years during the Earnout Period shall be $5,000,000.

                       (ix) Net Revenues. "Net Revenues" for an Earnout Year or any period thereof for purposes of this Agreement shall mean the dead net price realized by Cliffstar from the sale of Cranberry Juice Products during such Earnout Year, which for purposes of this Agreement shall mean gross revenues less all discounts (including cash discounts, off-invoice and per case billback promotional allowances and volume rebates) and brokerage to outside sources (provided that brokerage expenses shall be deductible only to the extent of 3% of total dead net price realized from the sale of Cranberry Juice Products by Cliffstar without prior approval of Northland); provided that Net Revenues shall be (i) increased by an amount equal to the aggregate discounts or favorable pricing granted by Cliffstar on orders of Cranberry Juice Products to customers to the extent such discounts are (A) disproportionate to discounts granted on purchases of other products of Cliffstar with respect to the same or contemporaneous orders by the same or related customers and
               (B) greater than routine or customary discounts or favorable pricing offered on a regular basis to customers generally on Cranberry Juice Products without regard to purchases of other products of Cliffstar; and (ii) increased by the aggregate sum of the excess of Total Cost per Case of Cases of Cranberry Juice Products sold for a net price below Total Cost per Case over the dead net price realized from such Cases, but only to the extent that such aggregate sum exceeds $500,000 on an annualized basis.

                       (x) Total Costs. "Total Costs" for an Earnout Year shall mean the sum of the costs and expenses listed below incurred by Cliffstar allocable to Cranberry Juice Products sold during the Earnout Year:

                              (A) Direct Product Costs. The net cost to Cliffstar for all ingredients (including, without limitation, raw materials, sweeteners, flavorings and/or other juices) utilized in Cranberry Juice Products sold during the Earnout Year, and packaging; provided, however, that the cost to Cliffstar per Barrel or "Barrel Equivalent" of cranberries, cranberry juice and cranberry concentrates shall be deemed to be equal to the average Barrel Equivalent Purchase Price (not including incentive payments) for cranberries purchased by Cliffstar from Northland during such Earnout Year pursuant to the Cranberry Purchase and Supply Agreement described in Section 6.7 (which aggregate costs shall be deemed to encompass, without limitation, all costs of cleaning, binning, handling, processing, transportation to bottling facilities, freezing costs and storage, grower relations and other cranberry inventory expenses). For purposes of this Agreement, a Barrel shall be equal to 100 lbs. of raw cranberries and a Barrel Equivalent shall be deemed to equal 1.5 gallons of 50 Brix cranberry concentrate. Notwithstanding the foregoing, if the Cliffstar Grower Price referred to in
                       Section 3(b)(i) of the Cranberry Purchase and Supply Agreement for the Crop Year commencing on the November 1 prior to an Earnout Year is greater than the Barrel Equivalent Purchase Price paid for Cranberries purchased from Northland during such Earnout Year, then the cost to Cliffstar per Barrel or Barrel Equivalent of cranberries, cranberry juice and cranberry concentrates shall be deemed to be equal to such Cliffstar Grower Price.

                              (B)  Production Fee.

                                   (1) Direct Shipments and Internal Warehoused Products. For all Cases that are shipped directly to customers or stored in Cliffstar or Related Party owned or leased warehouse facilities, a $1.85 per Case fee for Cases of Cranberry Juice Products sold during the

                              Earnout Year as an allowance for all juice pressing, handling, bottling, freight and internal finished goods warehousing costs and expenses incurred by Cliffstar relating to such Cases.

                                   (2) Outside Warehoused Product. For all Cases that are shipped to third-party warehouse facilities prior to delivery to customers, a $1.60 per Case fee for Cases of Cranberry Juice Products sold during an Earnout Year as an allowance for all juice pressing, handling and bottling costs and expenses incurred by Cliffstar relating to such Cases.

                              (C) Selling and Administration Fee. A selling and administration fee equal to 6% of Net Revenues for the Earnout Year as defined in Subsection 3.3.(a)(ix) above as an allowance for all selling, promotional and administration expenses and bad debts, fees and fines incurred by Cliffstar relating to Cranberry Juice Products sold during the Earnout Year.

                              (D) Clearly Defined Charges. Any other clearly defined product charges incurred by Cliffstar exclusively with respect to Cranberry Juice Products sold during the Earnout Year or properly allocable to the Earnout Year, not otherwise listed or described in this Section 3.3.(a)(x), including actual paid freight and outside warehousing costs for Cases described in Section (B)(2) above.

               3.3.(b) Accounting Standards. The determination of the Cranberry Profits and components thereof shall be determined in accordance with generally accepted accounting principles, subject to the specific provisions of this Agreement. Inventories of finished goods, work-in-process and raw materials shall be maintained on a first-in, first-out basis.

               3.3.(c) Determination of Annual Earnout Amount.

                       (i)    The Annual  Earnout  Amount for each  Earnout Year
               shall be the greater of (A) the Minimum Annual Earnout Amount for such Year or (B) the sum of (1) 17-1/2% of the first  $20,000,000
[Assumes       of Cranberry Profits of Cliffstar for such year (15% of the first
February       $16,666,667  of  Cranberry  Profits for the first  Earnout  Year,
29, 2000       17.083% of the first  $20,000,000  of  Cranberry  Profits for the
Closing]       second  Earnout  Year and  17-1/2%  of the  first  $3,333,333  of
               Cranberry Profits in the seventh Earnout Year) plus (2) 25% of the Cranberry Profits of Cliffstar for such year in excess of $20,000,000 ($3,333,333 in the seventh Earnout Year). The Annual
               Earnout Amount for any Earnout Year shall not be offset or reduced by a negative Annual Earnout Amount in any prior Earnout Year during the Earnout Period. Northland shall in no event be obligated to return any Earnout Amount Payment previously made to Northland.

                       (ii) Within 90 days following the end of each Earnout Year, Cliffstar shall prepare and deliver to Northland a detailed statement of Cliffstar's Cranberry Profits for the prior Earnout Year and a statement illustrating the computation of the Annual Earnout Amount for such year (the "Cranberry Profits Statement"), in each case examined and audited by Cliffstar's independent auditors  ("Cliffstar's  Accountants").  Northland's  independent auditors ("Northland's Accountants") shall have access to all relevant books and records of Cliffstar relating to the calculation of the Cranberry Profits Statement and payment of the Annual Earnout Amount, and Cliffstar will make available all necessary information relating to Cliffstar in order to enable Northland's Accountants to verify the calculation of amounts listed on the Cranberry Profits Statement and the Annual Earnout Amount Statement, including the work papers, schedules and source materials used by Cliffstar in preparing such statements.

                       (iii)  If  Northland  disagrees  with  any  items  on the
               Cranberry Profits Statement or Annual Earnout Amount Statement, Northland shall notify Cliffstar in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) within 30 days of receipt by Northland of the Cranberry Profits Statement and Northland may request during such 30-day period any additional information related thereto. Northland and Cliffstar shall thereafter negotiate in good faith to resolve any such disagreements. If Northland and Cliffstar are unable to resolve any such disagreements within 15 days of notification to Cliffstar of such disagreements, (A) in the event that Deloitte & Touche LLP was both Northland's Accountants and Cliffstar's Accountants as of the end of such Earnout Year, Northland and Cliffstar shall submit the disagreement to the national office of Deloitte & Touche LLP to resolve such disagreements; (B) in all other cases, the disagreement shall be submitted to a third accounting firm of nationally recognized standing to be mutually selected by Northland and Cliffstar, or if no agreement on such firm is reached, to such a firm selected by Northland's Accountants and Cliffstar's Accountants (the accounting firm selected pursuant to Clause (A) or Clause (B), as the case may be, shall be referred to herein as the "Resolving Accounting Firm"). The resolution of such disagreements by the Resolving Accounting Firm shall be final and binding on Northland and Cliffstar. In the event that the final determination of the Annual Earnout Amount by the Resolving Accounting Firm differs from the Annual Earnout Amount Statement (the "Statement Differential") by
               five percent or less, Northland shall pay the fees and expenses of the Resolving Accounting Firm relating to the resolution of any such disagreements. In the event that the Statement Differential is greater than five percent, such fees and expenses shall be paid by Cliffstar. Within five days of resolution of the disagreements by the Resolving Accounting Firm, Cliffstar or Northland, as the case may be, shall pay to the other the additional amounts, if any, determined to be owing as a result of such resolution.

               3.3.(d) Acquisition of Other Private Label Juice Businesses. In the event that Cliffstar or any Related Party, during the Earnout Period, acquires the assets and business of a business engaged in the production and sale of Cranberry Juice Products (or a controlling interest in a corporation or other entity engaged in such business) (an "Acquired Business") (it being understood that acquisition of less than a controlling interest by Cliffstar or any Related Party during the Earnout Period would be a violation of Section 3.6.(d) hereof), the results of operations of the Acquired Business shall be included in the determination of Cranberry Profits following the effective date of such acquisition through the end of the Earnout Period as if such business were owned and operated directly by Cliffstar. For each Earnout Year that begins after the effective date of such acquisition,
          (i) each of the percentages set forth in Section 3.3.(c).(B) shall be amended to a percentage determined in each case by multiplying the original percentage by a fraction, the numerator of which is Cliffstar's Net Revenues (as defined in Section 3.3.(a)(ix)) for the prior Earnout Year and the denominator of which is the sum of Cliffstar's Net Revenues and the Net Revenues of the Acquired Business for the equivalent annual period (determined in the manner set forth in Section 3.3(a)(ix)), and (ii) each of the dollar thresholds set forth in Section 3.3.(c).(B) shall be amended to a dollar amount determined in each case by dividing the original dollar amount by the fraction determined in (i) above.

               3.3.(e) Cross-Default. In the event that there shall be an event which shall constitute a material breach by Northland of its covenants and obligations under Section 2 of the Noncompetition Agreement to be entered into pursuant to Section 6.1, which breach shall not have been cured after 30 days prior written notice, the Earnout Amount, following written notice from Cliffstar to Northland to such effect, shall be reduced to the Minimum Earnout Amount less aggregate Annual Earnout Amounts previously paid to Northland by Cliffstar.

          3.4. Option to Terminate Earnout Period.

               3.4.(a) Option. Cliffstar shall have a one-time option to terminate the Earnout Period. Such option shall be exercisable and effective after exercise at any time on or before the last day of the 30th calendar month of the Earnout Period and all remaining obligations to make future payments of the Earnout Amount upon written notice as provided below and payment to Northland of the "Earnout Termination Payment." The Earnout Termination Payment shall be an amount equal to $50,000,000 less the sum of (i) the Minimum Annual Earnout Amounts, if any, paid with respect to the first and second Earnout Years and (ii) all principal payments made on the Promissory Note prior to the date of the Earnout Termination Payment. In the event that Cliffstar elects to terminate the Earnout Period and makes the Earnout Termination Payment to Northland pursuant to this Section 3.4, no payment of the Annual Earnout Amount or Minimum Annual Earnout Amount shall be due for the Earnout Year during which termination occurs or any succeeding Earnout Year and this Agreement and all obligations of Cliffstar under Sections 3.2.(b) and (c) and Section 3.6 hereof shall terminate.

               3.4.(b) Notice of Termination and Payment of Earnout Termination Payment. In the event Cliffstar elects to terminate the Earnout Period, Cliffstar shall deliver written notice of such election to Northland (the "Earnout Termination Notice"). Payment of the Earnout Termination Payment shall be made in installments as follows:

                       (i) The first installment in the amount of the lesser of $16,666,667 or the Earnout Termination Payment shall be paid by wire transfer of immediately available funds to Northland within 15 days of the date of the Earnout Termination Notice.

                       (ii) The balance, if any, shall be paid by delivery of Cliffstar's promissory note in the amount of such remaining balance in substantially the form (other than payment terms) of the Promissory Note attached hereto as Exhibit A. The first installment of such note shall be in the amount of the lesser of $16,666,667 or the principal balance of the note and shall be payable on the first anniversary date of the Earnout Termination Notice. The then remaining balance of such note, if any, shall be payable in full on the second anniversary date of the Earnout Termination Notice. The note shall bear interest at the rate of 8% per annum, payable with installments of principal. Payment of the Earnout Termination Payment pursuant to this Section 3.4(b) shall constitute payment in full of the Promissory Note delivered by Cliffstar pursuant to Section 3.2(b) hereof.

          3.5. Inventory Purchase Price; Concentrate Purchase Price.

               3.5.(a) Inventory Purchase Price Defined. The purchase price for the Inventory (the "Inventory Purchase Price") shall be the lower of
          (i) Northland's cost basis for the Finished Goods Inventory, the Work-In-Process Inventory and the Raw Material Inventory or (ii) market as of the Closing Date determined in accordance with generally accepted accounting principles consistently applied.

               3.5.(b) Determination of Inventory Purchase Price. A physical inventory of the Inventory shall be taken as of the Effective Time by representatives of Northland, Cliffstar and Deloitte & Touche LLP. Within 15 days following the Closing Date, Cliffstar shall deliver to Northland an updated detailed schedule of its calculation of the Inventory Purchase Price based on such physical inventory and a copy of the workpapers used in the preparation of the inventory and calculation of the Inventory Purchase Price. Northland may notify Cliffstar in writing within 20 business days following receipt of Cliffstar's calculation of the Inventory Purchase Price that it does not agree with any values set forth thereon, in which case Northland and Cliffstar will use good faith efforts during the 30-day period following receipt of such written notice to resolve any differences they may have as to the calculation of the Inventory Purchase Price. Such written notice shall identify with specificity the items or amounts with which Northland disagrees. If Northland and Cliffstar cannot reach agreement during that 30-day period, their disagreements shall be promptly submitted to Deloitte & Touche, which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it. The review of Deloitte & Touche will be restricted as to scope to address only those specific disagreements referred to it by Northland and Cliffstar. The final form of the determination of the Inventory Purchase Price (the "Final Inventory Amount") shall be determined by Deloitte & Touche as promptly as practicable following its engagement, shall confirmed in writing to, and shall be final and binding upon, Northland and Cliffstar for purposes of this Article 3. In the event that Northland and Cliffstar agree on the Inventory Purchase Price without submission of disagreements to Deloitte & Touche, Cliffstar shall provide Northland with written confirmation of the final Inventory Purchase Price so agreed to, which, upon written acknowledgement by Northland, shall become the Final Inventory Amount for purposes of this Section 3.5.

[Assumes       3.5.(c) Concentrate  Purchase Price;  Payment. The purchase price
February for the Purchased Concentrate (the "Concentrate Purchase Price") shall 29, 2000 be $4,350,000 and shall be payable in ten equal installments of Closing $435,000 by wire transfer to Northland of immediately available funds, Date.] the first installment of which shall be payable at Closing. The remaining installments shall commence on March 31 and shall continue on the last business day of each month thereafter until paid in full.

          3.6. Covenants of Cliffstar During Earnout Period. Cliffstar hereby covenants and agrees that until the expiration or termination of the Earnout Period, Cliffstar shall:

               3.6.(a) Furnish to Northland:

                       (i) As soon as available after the end of each quarter of each Earnout Year, but in no event later than 30 days after the end of each such quarter, a statement of Cranberry Profits of Cliffstar for such quarter and for that part of the Earnout Year ending with such quarter; all in reasonable detail and certified as true and correct by the chief financial officer of Cliffstar; and

                       (ii) As soon as available prior to the beginning of each Earnout Year, a projected Cranberry Profits statement of Cliffstar for such year, in reasonable detail, representing the good faith projections of

               Cliffstar and certified by Cliffstar's chief financial officer as being the most accurate projections available and consistent with the projections used by Cliffstar for internal planning purposes.

               All such statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP subject to specific provisions set forth in this Agreement.

               3.6.(b) To continue to engage in the production and sale of cranberry juice products substantially as now conducted by it with the exception of reasonable extensions and/or reductions thereof, and except following a sale of all or substantially all of its assets and business, to preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

               3.6.(c) Not to permit or cause itself to liquidate, wind up or dissolve (or suffer any liquidation or dissolution), except following a sale of all or substantially all of its assets and business to which subparagraph (f) below applies.

               3.6.(d) Not to cause or permit any Related Party to conduct or engage in the production and sale of Cranberry Juice Products or enter into any agreement or arrangement pursuant to or in connection with which Cliffstar or any Related Party owns or controls any financial interest in any entity engaged in the private label cranberry juice business provided however, that neither Cliffstar nor any Related Party shall be prohibited from (i) owning less than 5% of an entity engaged in the private label cranberry juice business and (ii) making an acquisition of a controlling interest in a business that is subject to the provisions of Section 3.3(d) above.

               3.6.(e) To cause any payments by Cliffstar to any Related Party for services rendered or goods provided for any cost or expense that would enter into the determination of Cranberry Profits hereunder to be for actual services rendered and/or actual goods provided, in either case at an appropriate fair market value.

               3.6.(f) If prior to the expiration or termination of the Earnout Period,

                       (i) Cliffstar shall enter into any transaction of merger, consolidation or amalgamation as a result of which Cliffstar is not the surviving entity;

                       (ii)   A  majority  of   Cliffstar's   stock   is   sold,
               transferred or otherwise disposed of in one or more transactions to persons or entities who are not Related Parties; or

                       (iii) Cliffstar shall, in one transaction or a series of transactions, sell all or any substantial part of the assets of its business; or

                       (iv) Cliffstar shall, in one transaction or a series of transactions, sell all or substantially all of the assets of the Private Label Juice Business acquired from Northland hereunder, then

          Northland  shall  have the  option of  maintaining  its  rights  under
          Article 3 hereof to receive the Earnout Amount, in which case Cliffstar shall make any of the transactions set forth in (i), (ii) or
          (iii) above contingent on the other party assuming the obligations under Section 3.3 hereof or, in lieu of receiving the Earnout Amount, Northland may elect to receive the greater of (a) $50,000,000 less the sum of all Earnout Amount payments paid or payable with respect to prior Earnout Years and all principal payments made on the Promissory Note or (b) an amount equal to the average Earnout Amount earned with respect to prior Earnout Years multiplied by the number of Earnout Years remaining in the Earnout Period (including the current year). In the event Northland elects to receive the payments described above in lieu of the Earnout Amount, the Note shall become immediately due and payable and all payments of principal thereunder upon such acceleration shall be credited against the amounts due hereunder.

     For purposes of this Section 3.6, "Related Party" shall mean stockholders and any person, firm or corporation which, directly or indirectly, controls Cliffstar, and any spouse or descendant of any such person or any entity (including trusts, limited partnerships and limited liability companies) controlled by Cliffstar or other Related Party. For the purpose of the definition of "Related Party," "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, directly or indirectly of the power to direct or cause the direction of management and policies, either directly or indirectly, whether through the ownership of voting securities or by contract or otherwise of any person, firm or entity.

     For purposes of this Section 3.6, any act, or failure to act by any Related Party that would result in a violation of any provision of this Section 3.6 if such act or failure to act were by Cliffstar shall be deemed to be a violation by Cliffstar of its obligations under this Section 3.6.

          3.7. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Cliffstar of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with
     Schedule 3.7. Northland and Cliffstar will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Cliffstar and Northland will disclose such reports to the other prior to filing with the IRS.

     4.   REPRESENTATIONS AND WARRANTIES OF NORTHLAND

          Northland makes the following representations and warranties to Cliffstar, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date and shall survive the Closing of the transactions provided for herein.

          4.1. Corporate.

               4.1.(a) Organization. Northland is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

               4.1.(b) Corporate Power. Northland has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Northland pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c) Qualification. Northland is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Northland is licensed or qualified to do business are listed in Schedule 4.1.(c).

          4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Northland pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. No other or further corporate act or proceeding on the part of Northland is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Northland pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Northland pursuant hereto will constitute, valid binding agreements of Northland, enforceable in accordance with their respective terms.

          4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Northland pursuant hereto, nor the consummation by Northland of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.7.(a)) upon any of the assets of Northland under, any term or provision of the Articles of Incorporation or By-laws of Northland or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Northland is a party or by which Northland or any of its assets or properties may be bound or affected.

          4.4. Financial Information. Included as Schedule 4.4 are the unaudited historical schedules of revenues and case sales for the Private Label Juice Business for Northland's fiscal year ended August 31, 1999, and an unaudited pro forma balance sheet as of August 31, 1999 reflecting the assets and liabilities of the Private Label Juice Business being transferred to Cliffstar (the "Reference Financial Information"). The Reference Financial Information has been prepared in accordance with the books and records of Northland and fairly presents the information purported to be presented therein at the dates indicated therein. The Reference Financial Information relates solely to the Private Label Juice Business. Except as set forth in Schedule 4.4 or the Reference Financial Information, there are no liabilities relating to the Private Label Juice Business which have not been disclosed.

          4.5. Inventory. All Inventory of the Private Label Juice Business reflected on the Reference Balance Sheet is of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet is of a quality and quantity usable and saleable in the ordinary course of business. The Finished Goods Inventory complies in all material respects with applicable governmental standards relating to the production, sale, packaging and labeling of food products. All items of Finished Goods Inventory are of a quality ordinarily produced in accordance with the requirements of specifications of customers, are fit for human consumption, are saleable based on Northland's normal sales experience prior to the expiration of their shelf life, if any, and will require no rework with respect to services performed prior to Closing in excess of normal reserves established therefor.

          4.6. Litigation. Except as set forth in Schedule 4.6, there exists no litigation, action, suit, arbitration, investigation, claim or proceeding (collectively "Litigation") pending or, to the Northland's knowledge, threatened, that materially involves the Purchased Assets or which could involve a claim or Litigation against Cliffstar, any of the Contracts, or the transactions contemplated by this Agreement, at law or in equity, or by or before any governmental authority.

          4.7. Title to Properties. Northland has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those Liens described in Schedule 4.7 that will be released on or before Closing. None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Northland has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Cliffstar as contemplated hereby. At Closing, Cliffstar will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever.

          4.8. Contracts and Commitments. Schedule 4.8 contains a list or description of all Contracts. Except as set forth in Schedule 4.8, Northland is not in default under any Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Northland's obligations or result in the creation of any Lien on any of the assets owned or used by Northland. Except as set forth in Schedule 4.8, no third party is in default under any Contract or commitment to which Northland is a party, nor to Northland's knowledge has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          4.9. Private Label Intangibles. Schedule 4.9 lists the Private Label Intangibles specifying whether such Private Label Intangibles are owned, controlled, used or held (under license or otherwise) by Northland, and also indicating which of such Private Label Intangibles are registered. All Private Label Intangibles shown as registered in Schedule 4.9 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Private Label Juice Business, as such is currently being conducted or proposed to be conducted, Northland does not require any trademarks, trade names, copyrights, patents, or rights or licenses for the use of intellectual property of others (collectively "Trade Rights") other than the Private Label Intangibles. Northland is not infringing and has not infringed on any Trade Rights of another in the operation of the business of Northland, nor, to Northland's knowledge, is any other person infringing on the Private Label Intangibles. Northland has not granted any license or made any assignment of any Private Label Intangibles listed on Schedule 4.9, and no other person has any right to use any Private Label Intangibles owned or held by Northland. Northland does not pay any royalties or other consideration for the right to use any Trade Rights of others in connection with or relating to the Private Label Juice Business. There is no Litigation pending or, to Northland's knowledge, threatened to challenge Northland's right, title and interest with respect to its continued use and right to preclude others from using any Private Label Intangibles. The Private Label Intangibles are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Northland.

          4.10. Major Customers and Suppliers.

                4.10.(a) Customers. Schedule 4.10.(a) contains a complete list of the customers of the Private Label Juice Business and sets forth the name of each customer of the Private Label Juice Business that has purchased Private Label Juice Business products from Northland in the fiscal year ended August 31, 1999.

                4.10.(b) Major Suppliers. Schedule 4.10.(b) contains a list of the suppliers to the Private Label Juice Business in the fiscal year ended August 31, 1999.

          4.11. Product Warranty and Product Liability. Schedule 4.11 contains a true, correct and complete copy of Northland's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return or replacement of Products. Schedule 4.11 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or, which to Northland's knowledge, are threatened, or which have been asserted or commenced against Northland within the last two years, in which a party thereto either requests injunctive relief or alleges damages in excess of $10,000 (whether or not covered by insurance). None of the Products has been the subject of any recall campaign and, to Northland's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. As used in this Section 4.11, the term "Products" means any and all Private Label Juice Business products currently or at any time previously manufactured, distributed or sold by Northland under the Minot Brand name or to customers for sale under their brand names.

          4.12. No Brokers or Finders. Neither Northland nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

          4.13. No Material Adverse Change. Since the date of the Reference Financial Information and other than reductions in volume of sales and/or loss of customers for reasons other than quality of product or performance by Northland, there has been no change in the financial condition, business or operations of Northland which has had or could reasonably be expected to have a material adverse effect on the Private Label Juice Business.

          4.14. Compliance with Law. The Private Label Juice Business is being conducted in material compliance with all applicable laws, ordinances or regulations of any governmental body, and all governmental approvals, permits and licenses required for Northland to conduct the Private Label Juice Business as presently conducted have been obtained and are in full force and effect and are being complied with in all material respects.

          4.15. Disclosure. No representation or warranty by Northland in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Northland pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     5.   REPRESENTATIONS AND WARRANTIES OF CLIFFSTAR

          Cliffstar makes the following representations and warranties to Northland, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Northland or any notice to Northland, and shall survive the Closing of the transactions provided for herein.

          5.1.  Corporate.

                5.1.(a)  Organization.   Cliffstar   is   a   corporation   duly
          organized, validly existing and in good standing under the laws of the State of Delaware.

                5.1.(b) Corporate Power. Cliffstar has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Cliffstar and to carry out the transactions contemplated hereby and thereby.

          5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Cliffstar pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Cliffstar. No other corporate act or proceeding on the part of Cliffstar or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Cliffstar pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Cliffstar pursuant hereto will constitute, valid and binding agreements of Cliffstar, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          5.3. No Brokers or Finders. Neither Cliffstar nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

          5.4. No Violation. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Cliffstar pursuant hereto, nor the consummation by Cliffstar of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.7.(a)) upon any of the assets of Cliffstar under, any term or provision of the Articles of Incorporation or By-laws of Cliffstar or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Cliffstar is a party or by which Cliffstar or any of its assets or properties may be bound or affected.

          5.5. Financial Statements. Cliffstar has made available for Northland's review at the offices of Deloitte & Touche LLP copies of the financial statements of Cliffstar consisting of (i) balance sheets of Cliffstar as of January 2, 1999 and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Deloitte & Touche LLP, independent auditors for Cliffstar for such years, and (ii) an unaudited balance sheet of Cliffstar as of November 6, 1999, and the related unaudited statements of income for the ten months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto) (the "Cliffstar Financial Statements"). A copy of the Cliffstar Financial Statements that were reviewed by Northland are being held by Deloitte & Touche LLP in escrow. The Cliffstar Financial Statements held by Deloitte & Touche LLP shall be released only in the event reasonably necessary in connection with any court proceeding or governmental regulatory or agency proceeding concerning or relating to Northland's performance of due diligence in entering into this Agreement and the transactions contemplated hereby or in connection with any Claim hereunder for breach of the representations contained in this Section 5.5

          5.6. Disclosure. No representation or warranty by Cliffstar in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Cliffstar pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     6.   OTHER MATTERS

          6.1.  Noncompetition  Agreement.   At  the  Closing,  Northland  shall
     execute and deliver to Cliffstar a Noncompetition Agreement, substantially in the form of Exhibit B hereto (the "Noncompetition Agreement").

          6.2. Confidential Information. Northland shall not at any time subsequent to the Closing, except as explicitly requested by Cliffstar, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information relating exclusively to the Private Label Juice Business or the Purchased Assets, all such information being deemed to be transferred to Cliffstar hereunder, other than documents and records retained and used by Northland solely for legal, personnel, tax or financial reporting purposes. For purposes hereof, "confidential information" shall mean and include, without limitation, (i) all Private Label Intangibles, all customer and vendor lists and related information, all information concerning Northland's processes, products, costs, prices, sales, marketing and distribution methods relating exclusively to the Private Label Juice Business and (ii) any financial statements and other information of Cliffstar provided to or made available for review by Northland as described in Section 5.5 of this Agreement. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.2, or which relates to one or more Excluded Assets.

          6.3. HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of Northland and Cliffstar shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, Northland shall consult with Cliffstar.

          6.4. Product Liability Matters. At or prior to the Closing, Northland at its expense shall cause Cliffstar to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any Products (as defined in Section 4.11) manufactured by Northland prior to the Closing Date. At the Closing, Northland shall deliver to Cliffstar one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Cliffstar at least ten days prior to the effective date of any termination or cancellation of such insurance. The insurance coverage set forth in this Section shall be maintained by Northland in an amount of not less than $25,000,000 for a period of five years following the Closing, with no deductible. Following the Closing, Cliffstar shall continue to utilize Northland's product serial number system presently in effect or a similar system which will permit the manufacturer of the products of the business to be determined.

          6.5. Use of Minot's Name. Following the Closing, neither Northland nor any Affiliate shall, without the prior written consent of Cliffstar, make any use of the name "Minot Food Packers" or any other name confusingly similar thereto, except as may be necessary for Northland to pay its liabilities, prepare tax returns and other reports, and except for the use permitted under the Trademark License Agreement described in Section 6.9 hereof.

          6.6.  Waiver  of  Bulk  Sales  Compliance.   Cliffstar  hereby  waives
     compliance by Northland with the applicable provisions of the bulk sales or bulk transfer statutes of any state in which Inventory is located.

          6.7. Cranberry Purchase and Supply Agreement. At the Closing, Northland and Cliffstar shall execute and deliver a Cranberry Purchase and Supply Agreement ("Cranberry Purchase and Supply Agreement") in substantially the form of Exhibit C attached hereto.

          6.8.  [Intentionally Left Blank].

          6.9. Trademark License Agreement. At the Closing, Cliffstar and Northland shall execute and deliver a license agreement in substantially the form attached as Exhibit D hereto providing to Northland the sole and exclusive 99-year license to use the Minot trademark in association with cranberry sauce, dried cranberries and other non-juice cranberry products as provided therein.

          6.10. Co-Packing Agreement.  At the Closing,  Northland  and Cliffstar
     shall  execute  and  deliver  a  Co-Packing   Agreement  (the   "Co-Packing
     Agreement") substantially in the form of Exhibit E attached hereto.

          6.11. Cranberry Sauce Purchase Agreement. Prior to the Closing, Northland and Cliffstar shall negotiate in good faith a Cranberry Sauce Purchase Agreement (the "Sauce Agreement") to be executed at Closing pursuant to which Northland would sell canned cranberry sauce to Cliffstar packaged for resale by Cliffstar. The negotiation and execution of the Sauce Agreement shall not be a condition to the obligations of either party under this Agreement.

          6.12. Opening Inventory. Cliffstar's inventories used in the production of Cranberry Juice shall be valued at the lower of cost or market in accordance with GAAP as of the Closing Date, which inventory so determined, together with the Inventory and Purchased Concentrate purchased from Northland hereunder, shall be used for purposes of determining Cranberry Profits in accordance with Section 3.3 hereof.

     7.   FURTHER COVENANTS OF NORTHLAND

          Northland covenants and agrees as follows:

          7.1.  Access to Information and Records.

                7.1.(a) From and after the date of this Agreement through the end of the Earnout Period, Northland shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Cliffstar, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the Private Label Juice Business as may be requested, and give such persons access to all of the inventories, books, records, contracts and other documents of or pertaining to the Private Label Juice Business that Northland or its officers, employees, agents, independent accountants or advisors shall have in their custody.

                7.1.(b) During the period prior to Closing and with the prior consent of Northland in each instance (which consent shall not be unreasonably withheld), Cliffstar and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Northland in connection with the Private Label Juice Business for the purpose of performing Cliffstar's due diligence investigation.

          7.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Cliffstar:

                7.2.(a) No Changes. Northland will carry on the Private Label Juice Business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                7.2.(b) No Breach. Northland will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation relating to the Private Label Juice Business, or any breach of any representation, warranty, covenant or agreement made by Northland.

                7.2.(c) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Northland with respect to the Private Label Juice Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Private Label Juice Business (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                7.2.(d)  Insurance.   Northland  shall   maintain   all  of  the
          insurance relating to the Private Label Juice Business in effect as of the date hereof.

                7.2.(e) Retention of Business. It is acknowledged and understood that the announcement of this Agreement and the sale of the Private Label Juice Business to Cliffstar contemplated hereby may result in the loss of business and/or loss of customers by Northland. Northland shall use its reasonable best efforts to retain customers and business through the Closing.

          7.3. Consents. Northland will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

          7.4. Other Action. Northland shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

          7.5. Disclosure. Northland shall have a continuing obligation to promptly notify Cliffstar in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

     8.   CONDITIONS PRECEDENT TO CLIFFSTAR'S OBLIGATIONS

          Each and every obligation of Cliffstar to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Northland in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Northland pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing

     Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Cliffstar.

          8.2. Compliance With Agreement. Northland shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1 (other than the Sauce Agreement referred to in Section 11.1.(l)).

          8.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Cliffstar, Northland or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby that in the written judgment of Cliffstar's legal counsel, based upon a reasoned assessment of the consequences of such Litigation, it would be inadvisable to proceed with the transactions contemplated by this Agreement.

          8.4. Consents and Approvals. All approvals, consents and waivers set forth on Schedule 8.4 shall have been received and executed counterparts thereof shall have been delivered to Cliffstar not less than two business days prior to the Closing. Receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in Schedule 8.4 shall not be a condition to Cliffstar's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the Private Label Juice Business sales or expenditures. After the Closing, Northland shall continue to use its reasonable best efforts to obtain any consents and approvals not obtained prior to Closing.

          8.5. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     9.   CONDITIONS PRECEDENT TO NORTHLAND'S OBLIGATIONS

          Each and every obligation of Northland to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Cliffstar in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          9.2. Compliance With Agreement. Cliffstar shall have in all material respects performed and complied with all of Cliffstar's agreements and obligations under this Agreement which are to be performed or complied with by Cliffstar prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2 (other than the Sauce Agreement referred to in Section 11.2.(k)).

          9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Cliffstar, Northland or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Northland shall not be affected unless, based upon a written reasoned assessment by Northland's legal counsel of the consequences of such Litigation, there is a reasonable likelihood that as a result of such Litigation Northland will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

          9.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     10.  INDEMNIFICATION

          10.1. By  Northland.  Subject  to  the  terms and  conditions  of this
     Article 10, Northland hereby agrees to indemnify, defend and hold harmless Cliffstar, and its directors, officers, employees and controlled and controlling persons (hereinafter "Cliffstar's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Cliffstar, Cliffstar's Affiliates or the business and assets transferred to Cliffstar pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

                10.1.(a) the inaccuracy or breach of any representation or warranty of Northland contained in or made pursuant to this Agreement;

                10.1.(b) the breach of any covenant of Northland contained in this Agreement;

                10.1.(c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Northland or any of its directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

                10.1.(d) any Claim of or against Northland, the Purchased Assets or the business of Northland not specifically assumed by Cliffstar pursuant hereto.

                10.1.(e) any   Claim   arising   out  of   or   resulting   from
          noncompliance with any applicable bulk sales or bulk transfer rules pursuant to Section 6.6 hereof.

     As used in this Article 10, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

          10.2. By  Cliffstar.  Subject  to  the  terms and  conditions  of this
     Article 10, Cliffstar hereby agrees to indemnify, defend and hold harmless Northland, its directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Cliffstar contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Cliffstar contained in this Agreement (regardless of whether such breach is deemed "material") including, without limitation, the covenants set forth in Section 3.6 of this Agreement; or (c) all Claims of or against Northland specifically assumed by Cliffstar pursuant hereto.

          10.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or
     (ii) any other form of proceeding or assessment instituted by any Government Entity:

                10.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this
          Article 10, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim without the Indemnifying Party's written consent, which shall not be unreasonably withheld. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                10.3.(b) Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                10.3.(c) Indemnified Party's Rights. Anything in this Article 10 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and
          (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

          10.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10, provided that in the event Northland is the Indemnifying Party, Cliffstar shall have the right, but not the obligation, to require that payment shall be made solely by offset against the Promissory Note and to the installments of principal thereunder in order of maturity. In the event that Cliffstar makes a claim for satisfaction of an indemnification obligation under this Article 10 that is disputed by Northland, set-off may be made by Cliffstar only upon a subsequent determination in an arbitration pursuant to Article 13 or by final judgment not subject to appeal that all or a portion of such indemnification obligation is owed to Cliffstar. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

          10.5. Limitations on Indemnification.

                10.5.(a) Time Limitation. No claim or action shall be brought under this Article 10 for breach of a representation or warranty after the lapse of 18 months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement, any claim made by a party hereunder by a demand for arbitration in accordance with Article 13 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                10.5.(b) Amount Limitation. Cliffstar shall not be entitled to indemnification under this Article for breach of a representation or warranty unless and only to the extent the aggregate of Northland indemnification obligations to Cliffstar pursuant to this Article 10 (but for this Section 10.5.(b)) exceeds $150,000. Northland shall not be required to indemnify Cliffstar for Claims under this Article 10 for breaches of warranties or representations to the extent that the aggregate of such Claims exceeds $5,000,000.

                10.5.(c) Insurance Offset. The obligation of a party to indemnify any Claim under this Article 10 shall be reduced by the full amount of any insurance collectible by the Indemnified Party with respect to such Claim or the underlying facts under any applicable policy or policies, regardless of whether the Indemnified Party chooses to submit a claim against such insurance policy.

          10.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

     11.  CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin, at 9:00 A.M. on February 29, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

          11.1. Documents  to  be  Delivered  by  Northland.   At  the  Closing,
     Northland shall deliver to Cliffstar the following documents, in each case duly executed or otherwise in proper form:

                11.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Cliffstar and its counsel to transfer, assign, convey and deliver to Cliffstar the Purchased Assets as contemplated hereby.

                11.1.(b) Compliance Certificate. A certificate signed by the chief executive officer of Northland that each of the representations and warranties made by Northland in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Cliffstar), and that Northland has performed and complied with all of Northland's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                11.1.(c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Northland, dated as of the Closing Date, addressed to Cliffstar, in a form reasonably acceptable to Nixon Peabody LLP.

                11.1.(d) Noncompetition Agreement. The Noncompetition Agreement referred to in Section 6.1, duly executed by Northland.

                11.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Northland authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                11.1.(f) Articles; By-laws. A copy of the By-laws of Northland certified by the secretary of Northland, and a copy of the Articles of Incorporation of Northland certified by the Department of Financial Institutions of the State of Wisconsin.

                11.1.(g) Incumbency    Certificate.    Incumbency   certificates
          relating to each person executing any document executed and delivered to Cliffstar pursuant to the terms hereof.

                11.1.(h) Cranberry Purchase and Supply Agreement. The Cranberry Purchase and Supply Agreement referred to in Section 6.7 duly executed by Northland.

                11.1.(i) [Intentionally Left Blank]

                11.1.(j) Trademark License Agreement. The Trademark License Agreement referred to in Section 6.9 duly executed by Northland.

                11.1.(k) Co-Packing Agreement. The Co-Packing Agreement referred to in Section 6.10 duly executed by Northland.

                11.1.(l) Sauce  Agreement.  The Sauce Agreement  referred  to in
          Section 6.11 duly executed by Northland.

                11.1.(m) Other Documents. All other documents, instruments or writings required to be delivered to Cliffstar at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Cliffstar may reasonably request.

          11.2. Documents  to  be  Delivered  by  Cliffstar.   At  the  Closing,
     Cliffstar shall deliver to Northland the following documents, in each case duly executed or otherwise in proper form:

                11.2.(a) Cliffstar's Promissory Note. To Northland, Cliffstar's Promissory Note dated as of the Closing Date as required by Section 3.2.(b) hereof.

                11.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Northland and its counsel to evidence the assumption of Assumed Liabilities as provided for in Article 2.

                11.2.(c) Compliance Certificate. A certificate signed by the chief executive officer of Cliffstar that the representations and warranties made by Cliffstar in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Northland), and that Cliffstar has performed and complied with all of Cliffstar's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                11.2.(d) Opinion of Counsel. A written opinion of Nixon, Peabody LLP, counsel to Cliffstar, dated as of the Closing Date, addressed to Northland, in a form reasonably acceptable to Foley & Lardner.

                11.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Cliffstar authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                11.2.(f) Incumbency   Certificate.    Incumbency    certificates
          relating to each person executing any document executed and delivered to Northland by Cliffstar pursuant to the terms hereof.

                11.2.(g) Cranberry Purchase and Supply Agreement. The Cranberry Purchase and Supply Agreement referred to in Section 6.7 duly executed by Cliffstar.

                11.2.(h) [Intentionally Left Blank]

                11.2.(i) Trademark License Agreement. The Trademark License Agreement referred to in Section 6.9 duly executed by Cliffstar.

                11.2.(j) Co-Packing    Agreement.   The   Co-Packing   Agreement
          referred to in Section 6.10 duly executed by Cliffstar.

                11.2.(k) Sauce  Agreement.  The Sauce Agreement  referred to  in
          Section 6.11 duly executed by Cliffstar.

                11.2.(l) Other Documents. All other documents, instruments or writings required to be delivered to Northland at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Northland may reasonably request.

     12.  TERMINATION

          12.1. Right of  Termination  Without  Breach.   This  Agreement may be
     terminated  without further liability of any party at any time prior to the
     Closing:

                 12.1.(a)  by  mutual   written   agreement  of  Cliffstar   and
          Northland, or

                12.1.(b) by either Cliffstar or Northland if the Closing shall not have occurred on or before July 1, 2000, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          12.2. Termination for Breach.

                12.2.(a) Termination by Cliffstar. If (i) there has been a material violation or breach by Northland of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Cliffstar, or (ii) there has been a failure of satisfaction of a condition to the obligations of Cliffstar which has not been so waived, or (iii) Northland shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Cliffstar may, by written notice to Northland at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof.

                12.2.(b) Termination by Northland. If (i) there has been a material violation or breach by Cliffstar of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Northland, or (ii) there has been a failure of satisfaction of a condition to the obligations of Northland which has not been so waived, or (iii) Cliffstar shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Northland may, by written notice to Cliffstar at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof.

                12.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 14.8 of this Agreement shall survive termination.

     13.  RESOLUTION OF DISPUTES

          13.1. Arbitration. After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article
     13. This Article 13 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

                13.1.(a) No party shall be required to submit to arbitration hereunder unless all persons who are not parties to this Agreement, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the parties hereto. Without limiting the generality of the foregoing, no claim under Article 10 for the indemnification of a third-party claim shall be subject to arbitration under this Article 13 unless the third party bringing such claim against the indemnitee shall agree in writing to the application of this Article 14 of the resolution of such claim.

                13.1.(b) Without the express written consent of all parties, this Article 13 shall not apply where the amount in controversy, excluding attorney fees and expenses, exceeds $1,000,000.

          13.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

          13.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 60 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          13.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          13.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Northland and Cliffstar hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois, for the purpose of confirming any such award and entering judgment thereon.

          13.6. Confidentiality. All proceedings under this Article 13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

          13.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 13 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

          13.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 13 are pending. The parties will take such action, if any, required to effectuate such tolling.

     14.  MISCELLANEOUS

          14.1. Disclosure Schedule. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

          14.2. Further Assurance. From time to time, at the request of the other party and without further consideration, each of Northland and Cliffstar will execute and deliver to the other such documents, instruments and consents and take such other action as such party may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of the parties and to vest in Cliffstar good, valid and marketable title to the business and assets being transferred hereunder.

          14.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Northland or Cliffstar shall be subject to the approval of the other in all essential respects, except that Cliffstar's approval shall not be required as to any statements and other information which Northland may submit to the Securities and Exchange Commission, or Northland's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ, or otherwise required by law, provided that Northland shall use its best efforts to provide Cliffstar with an opportunity to review any public statement that Northland is required to make prior to the release thereof.

          14.4. Assignment; Parties in Interest.

                 14.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

                 14.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          14.5. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 13, the parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Cook County, Illinois, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 14.7 shall be deemed properly served and accepted for all purposes.

          14.6. Amendment and Modification. Cliffstar and Northland may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          14.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered;
     (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                (a)      If to Cliffstar or the Shareholder, to:

                         Cliffstar Corporation
                         One Cliffstar Avenue
                         Dunkirk, NY  14048
                         Attention: Sean P. McGirr, President
                         Facsimile: 716-366-6161

                         (with a copy to)

                         Charles P. Jacobs, Esq.
                         Nixon Peabody LLP
                         1600 Main Place Tower
                         Buffalo, NY  14202
                         Facsimile: 716-853-8109

     or to such other person or address as Cliffstar shall furnish to Northland in writing.

                (b)      If to Northland, to:

                         Northland Cranberries, Inc.
                         800 First Avenue South
                         P.O. Box 8020
                         Wisconsin Rapids, WI  54495-8020
                         Attention:  John Swendrowski
                         Facsimile:  715-422-6800

                         (with a copy to)

                         Jeffrey J. Jones, Esq.
                         Foley & Lardner
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202-5367
                         Facsimile:  414-297-4900

     or to such other person or address as Northland shall furnish to Cliffstar in writing.

                If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          14.8. Expenses.   Regardless   of  whether  or  not  the  transactions
     contemplated hereby are consummated:

                14.8.(a) Expenses to be Paid by Northland. Northland shall pay, and shall indemnify, defend and hold Cliffstar harmless from and against, each of the following:

                          (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                          (ii) Professional Fees. All fees and expenses of Northland's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                 14.8.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                 14.8.(c) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 13.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          14.9. Entire Agreement. This instrument and the agreements and documents referenced herein represent the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          14.12. Jointly Drafted. This Agreement and the agreements referred to herein have been jointly drafted by the respective representatives of Northland and Cliffstar and no party shall be considered as being responsible for drafting of the Agreement or any of the other agreements referred to herein for the purpose of construing ambiguities against the drafter or otherwise. No draft of this Agreement or the other agreements referred to herein shall be taken into account in construing the Agreement.

          14.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

                    "Annual Earnout Amount" - Section 3.3.(c)
                    "Assumed Contracts" - Section 2.1.(b)
                    "Assumed  Liabilities" - Section 2.1
                    "Cases" - Section 3.3.(a)
                    "Cliffstar's   Affiliates"  -  Section  11.1

                    "Claim"  -  Section  10.1
                    "Closing"  -  Preamble  to  Article  11
                    "Closing  Date" -  Section  11
                    "Contracts"  - Section  1.1.(c)
                    "Cranberry Juice Products" - Section 3.3.(a) "Cranberry Profits" - Section 3.3.(a)
                    "Direct Costs" - Section 3.3.(a)
                    "Disclosure Schedule" - Article 14.1
                    "Earnout Amount" - Section 3.3(a)(iv)
                    "Earnout  Period" - Section  3.3.(a)
                    "Earnout Termination Payment" - Section 3.4 "Earnout Year" - Section 3.3.(a)
                    "Effective Time"  -  Section  3.3.(b)
                    "Excluded  Assets"  -  Section  1.2
                    "Final Inventory  Amount" - Section  3.5.(b)
                    "Government  Entities" - Section 2.2.(k)
                    "HSR Act" - Section 4.3
                    "Indemnified  Party" - Section 10.3.(a)
                    "Indemnifying  Party" - Section 10.3.(a)
                    "Interim Inventory Amount" - Section 3.2.(d)(i) "Inventory" - Section 1.1.(a)
                    "Laws" - Section 2.2.(k)
                    "Liability" - Section 2.1
                    "Lien" - Section 4.12(a)
                    "Litigation" - Section  2.2.(f)
                    "Minimum Annual Earnout Amount" - Section 3.4.(a) "Minimum Earnout Amount" - Section 3.4.(a)
                    "Net  Revenues" - Section 3.4.(a)
                    "Orders" - Section 2.2.(k)
                    "Products" - Section 4.11
                    "Purchased Assets" - Section 1.1
                    "Purchase Price" - Section 3.1
                    "Reference Balance Sheet" - Section 4.4
                    "Total Costs" - Section  3.3.(a)(x)
                    "Trade Rights" - Section 4.9

     Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                          NORTHLAND CRANBERRIES, INC.



                                          By:  /s/  John Swendrowski
                                             -----------------------------------


                                          CLIFFSTAR CORPORATION



                                          By:  /s/  Sean P. McGirr
                                             -----------------------------------



                                       42